Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated September 27, 2010, with respect to the statement of revenues and direct operating expenses of EXCO Resources, Inc.’s divested properties subsequently acquired by Quantum Resources Management, LLC for the year ended December 31, 2008 and the period from January 1, 2009 to August 11, 2009, incorporated by reference herein.

/s/ KPMG LLP

Dallas, Texas
November 22, 2011